Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

LISTED FUNDS TRUST
ADDENDUM TO THE
FUND SERVICING AGREEMENT

    This Addendum (the “Addendum”) to the Fund Servicing Agreement dated April 25, 2019, (the “Agreement”) is entered into by and between Listed Funds Trust (the “Company”) and U.S. Bancorp Fund Services, LLC (“USBFS”) with respect to the funds listed on Exhibit 26 of the Agreement (the “Funds”).

    WHEREAS, the Company and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission (“SEC”) derivatives compliance services to be provided to the Funds and consequential fees associated with complying with the requirements of the Investment Company Derivatives Risk Management Program rule adopted by the SEC on October 28, 2020 (the “Rule”), including providing access to a third-party web platform for various compliance and reporting functions; and

    WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

    NOW, THEREFORE, the parties agree as follows:

1.The Funds shall pay (or shall cause its investment manager to pay, as applicable) the following additional fees associated with complying with the requirements of the Rule, including the access to the third-party web platform:

Offering	Price per Fund per Month
Limited Derivatives User	$___
Full Derivatives User (no OTC derivatives)	$___
Full Derivative User (with 1-5 OTC derivatives)	$___
Full Derivative User (with 5 or more OTC derivatives)	$___
Closed Fund Data Maintenance Fee	$___

The fees will commence on the date each Fund begins accessing the third-party web platform; and

2.USBFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and Company access to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule. In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the Confluence Data (including expressly disclaiming all warranties). The Company further agrees that Confluence shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

3.Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUNDS DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.

4.This Addendum shall only apply to the Funds and shall not cause any services to be provided to, nor any fees paid by, and other fund within the Trust.

5.This Addendum may be terminated by either party subject to the termination provisions of the Agreement.

6.In the event of termination of this Addendum, the Funds shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.

7.Company assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for failure to properly access the Platform in the manner prescribed by USBFS, and for the Company’s failure to supply accurate and complete information to USBFS.

8.Company must provide USBFS with such information as is requested by USBFS or Confluence to assist in developing the Confluence Data needed for Company’s obligations under the Rule. Company must provide USBFS with such information as is necessary for USBFS to provide Company with access to the Platform.
9.The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS

    IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

LISTED FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Gregory C. Bakken	By: /s/ Jason Hadler
Name: Gregory C. Bakken	Name: Jason Hadler
Title: President	Title: Sr. Vice President
Date: 2/7/2024	Date: February 7, 2024

Acknowledged and Agreed to by the Investment Adviser to the Funds:

OT ADVISORS LLC

By:	/s/ James Hickey

Name:	James Hickey

Title:	CCO

Date:	2/6/2024 3:14:30 PM CST